ARTICLES OF MERGER
                                   OF
                        INTEGRATED DIRECT, INC.,
                         A DELAWARE CORPORATION
                                  INTO
                          WOLFSTONE CORPORATION,
                          A  NEVADA  CORPORATION

Articles of Merger made this made this 24th day of February, 1999 by Integrated Direct, Inc., a Delaware corporation, hereinafter called the "Delaware Company", and Wolfstone Corporation, a Nevada corporation, hereinafter called the "Nevada Company", the two corporation being herein after sometimes called the Constituent Companies.

WHEREAS, the Board of Directors of each of the Constituent Companies deem it advisable and generally to the welfare of the Constituent Companies that the Delaware Company merge with and into the Nevada Company under and pursuant to the provisions of Title 8 Section 258 of the Delaware General Corporation Statutes and Section 78.475 of the Nevada Revised Statues and in accordance with Section 368(a)(1)(f) of the Internal Revenue Code of 1986 as amended in order to change the domicile of the Delaware Company to the State of Nevada, and

WHEREAS, the Delaware Company is a corporation duly organized under the laws of the State of Delaware having been incorporated March 15, 1990, has authorized capital stock consisting of 35,000,000 shares of common stock, $.001 par value per share. Of which 12,299,664 shares have been duly issued and are now outstanding, and

WHEREAS, the Nevada Company is a corporation duly organized under the laws of the State of Nevada having been incorporated November 6, 1998, has authorized capital stock consisting of 20,000,000 shares of which all are voting shares of common stock $.001 par value per each share, of which 100 shares are issued and outstanding and are held by the Delaware Company, and

WHEREAS, the laws of the States of Delaware and Nevada permit such a merger, and the Constituent companies desire to merge under and pursuant to the provisions of the laws of their respective states, and

WHEREAS, the Nevada Company and the Delaware Company shareholders have duly approved a merger of the Delaware Company into the Nevada Company.

NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants herein contained, and of the mutual benefits hereby provided, it is agreed by and between the parties hereto as follows:

1. MERGER: The Delaware Company shall be and hereby is merged into the Nevada Company.

2. EFFECTIVE DATE: These Articles of Merger shall become effective immediately upon filling in the office of the Nevada
Secretary of State's Office, the time of such effectiveness being herein after called the "Effective Date."

(a) For all purposes of the laws of the State of Delaware, these Articles of Merger and the merger herein provided for shall become effective and the separate existence of the Delaware Company a Delaware corporation, except insofar as it may be continued by statute, shall cease on the Effective Date.

(b) For all purposes of the laws of the State of Nevada, these Articles of Merger and the merger herein provided for shall become effective and the separate existence of the Delaware Company except insofar as they may be continued by statute, shall cease as soon as; these Articles of Merger shall have been filed in the office of the Secretary of State of the State of Nevada.

(c) The corporate identity, existence, purposes, powers, objects, franchises, rights and immunities of the Delaware Company shall continue unaffected and unimpaired by the merger hereby provided for; and the corporate identities, existence, purposes, powers, objects, franchises, rights and immunities of the Delaware Company shall be continued in and merged into the Surviving Company and shall be fully vested therewith.

(d) On the Effective Date the Constituent Companies shall so become a single corporation.

3. SURVIVING CORPORATION: The Nevada Company shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Nevada and the separate corporation existence of the Delaware Company shall cease forthwith upon the Effective Date, provided, however, that the Nevada Company may be served with process in the State of Delaware in any proceeding for the enforcement of the rights of a dissenting shareholder of the Delaware Company against the Nevada Company. The Nevada Company has irrevocably adopted Delaware Statue (61-1-1 et Seq.) for the purpose of protecting the rights of dissenting shareholders, if any, to this Plan of Merger.

4. ARTICLES OF INCORPORATION: The Articles of Incorporation of the Nevada Company as presently exist shall be the Articles of Incorporation of the Surviving Company at the effective date.

5. BYLAWS: The bylaws of the Nevada Company as presently exist shall be the By-Laws of the Surviving Company on the effective date.

6. BOARD OF DIRECTORS AND OFFICERS: The members of the board of directors and the officers of the Surviving Company immediately after the effective date of the merger shall be those persons who were the members of the board of directors and the officers, respectively, of the Nevada Company immediately prior to the effective date of the merger, and such persons shall serve in such offices, respectively, for the terms provided by law or in the By-laws, or until their respective successors are elected and qualified.

7. AUTHORITY TO CONDUCT BUSINESS: The Nevada Company represent that it has not filed an application for authority to do business in Delaware. The Surviving Company will conduct no such business in Delaware without first filing and having such application approved.

The Surviving Company will file its application for authority to conduct business in any States it plans to do business in immediately upon completion of the Merger.

8. CONVERSION OF SHARES: The manner of converting shares of the Delaware Company into shares of the Surviving Company shall be as follows:

Immediately upon the Effective Date of Merger, each share of stock of the Delaware Company outstanding, of which approximately 44 percent of the issued and outstanding shares of the Delaware Company are in the hands of the public, without any action on the part of the holder thereof shall automatically become and be converted into common stock of the Surviving Company at the rate of 1 share of common stock of the Surviving Company for each 20 shares of the common stock of the Delaware Company. Each outstanding certificate representing shares of the common stock of the Delaware Company shall thereupon be deemed, for all corporate purposes, to evidence the ownership of the number of fully paid, non-assessable shares of common stock of the Surviving Company into which such shares of common stock of the Delaware Company shall be so converted.

9. RIGHTS OF SHAREHOLDERS: After the Effective Date of Merger, any holder of a certificate or certificates which theretofore represented shares of Common Stock of the Delaware Company may, but shall not be required to surrender the same to the Transfer Agent of the Surviving Corporation, First American Stock Transfer, Inc., PO Box 47700-155, Phoenix, Arizona 85068-7700 and shall thereupon be entitled to receive in exchange therefore a certificate representing the number of shares of Common Stock of the Surviving Corporation into which the shares of Common Stock of the Delaware Company theretofore represented by such certificate or certificates shall have been converted.

10. AUTHORIZATION: The parties hereto acknowledge and respectively represent that this Merger Agreement is authorized by the laws of the respective jurisdictions of the Constituent
Companies and that the matter was approved at a special shareholders meeting of the respective companies at which the shareholders voted as follows:

                      TOTAL COMMON SHARES         VOTED          VOTED
NAME OF CORPORATION    ENTITLED TO VOTE           FOR           AGAINST

The Delaware company      12,299,664              6,893,929        -0-

The Nevada Company               100                    100        -0-

11. RTHER ASSURANCES OF TITLE: As and when requested by the Surviving Corporation or by its successors or assigns, the Delaware Company will execute and deliver or cause to be executed and delivered all such deeds and instruments and will take or cause to be taken all such further action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of any property of any of the Constituent Companies acquired by the Surviving Corporation by reason or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof, and the officers and directors or the Delaware Company and the officers and directors of the Surviving Corporation are fully authorized in the name of the respective Constituent Companies or otherwise to take any and all such action.

12. SERVICE OF PROCESS ON SURVIVING CORPORATION: The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Delaware Company as well as for the enforcement of any obligation of the Surviving Corporation arising from the merger, including any suit or other proceeding to enforce the right of any shareholder as determined in appraisal proceedings pursuant to the provisions of the General Corporation Law of Delaware and hereby irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any suit or other proceeding. Copies of such process shall be mailed to the Surviving Company's Resident Agent: Swanson Law Offices, Chtd., 1200 South Eastern Avenue, Las Vegas, Nevada 89701, until further notice.

13. SHAREHOLDERS RIGHT TO PAYMENT: The Surviving Corporation agrees that subject to the provisions of the General Business Corporation Law of the State of Delaware, it will pay to the shareholders of the Delaware Company the amounts, if any, to which such shareholders may be entitled under the provisions of the above statutes of the laws of Delaware as the case may be.

14. ABANDONMENT: This Plan of Reorganization and Merger may be abandoned (a) by either Constituent Corporation, acting by its Board of Directors, at any time prior to its adoption by the shareholders of both of the Constituent Companies as provided by law, or (b) by the mutual consent of the Constituent Companies, acting each by its Board of Directors, at any time after such adoption by such shareholders and prior to the effective date of the merger. In the event of abandonment of the Plan of Reorganization and Merger pursuant to (a) above, notice thereof shall be given by the Board of Directors of the Constituent Company so terminating to the other Constituent Company, and thereupon, or abandonment pursuant to (b) above, this Plan of Reorganization and Merger shall become wholly void and of no effect and there shall be no further liability or obligation hereunder on the part of either of the Constituent Companies or of its Board of Directors or Shareholders.

IN WITNESS WHEREOF, each of the corporate parties hereto pursuant to authority duly granted by its Board of Directors, has caused this Plan of Reorganization and Merger to be executed by its respective officers and its corporate seal to be affixed thereto.

Wolfstone Corporation                    Integrated Direct, Inc..


By: /s/  Gary C. Duncan                  By: /s/  Robert L. Cashman
Gary C. Duncan                           Robert L. Cashman
President & Director                     President & Director

Attest:                                  Attest:

/s/  M. Nicole Rolfe                    /s/  Karen J. Fowler
M. Nicole Rolfe                         Karen J. Fowler
Secretary                               Secretary

State Of California      )
                         )ss
County Of Orange         )

This instrument was acknowledged before me this 24th day of February, 1999, by Robert L. Cashman and Karen J. Fowler known to me to be the Officers and Directors of Integrated Direct, Inc., as set forth under their respective signatures.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal in said County and State this 24th day of February, 1999.


By: /s/
Notary Public

State Of California                 )
                                    )ss
County Of Sacramento                )

This instrument was acknowledged before me this 24th day of February, 1999, by Gary C. Duncan and M. Nicole Rolfe known to me to be the Officers and Directors of the Wolfstone Corporation, as set forth under their respective signatures.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal in said County and State this 24th day of February, 1999.


By: /s/
Notary Public